Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Novan, Inc. of our report dated March 27, 2018, except for the change in the manner in which the Company accounts for revenue from contracts with customers discussed in Note 1 to the consolidated financial statements, as to which the date is March 27, 2019, relating to the financial statements, which appears in Novan, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
September 5, 2019